EXHIBIT 99.1

FOR IMMEDIATE RELEASE: JULY 17, 2008

LEGGETT & PLATT ANNOUNCES SECOND QUARTER EARNINGS

Carthage, MO, July 17, 2008 —

•	2Q EPS of $.27; includes $.02 of earnings from discontinued operations.
•	2Q sales from continuing operations of $1.06 billion, a 0.5% decrease from 2Q 2007.
•	Divested the Aluminum segment yesterday for $300 million cash, subordinated note, and preferred stock.
•	2008 EPS guidance (from continuing operations) remains unchanged at $1.00-$1.30, even though it now incorporates higher restructuring-related costs.

Diversified manufacturer Leggett & Platt reported second quarter earnings per diluted share of $.27, including $.02 per share from discontinued operations. Per share earnings from continuing operations were $.25, and include $.01 of restructuring-related costs, and a $.02 charge for a non-recurring tax item. In the second quarter of 2007, earnings per share were $.33, including $.03 per share from discontinued operations and other items. The year-over-year reduction in continuing operations’ earnings is primarily due to soft demand in several markets.

Second quarter sales from continuing operations were $1.06 billion, slightly lower than last year’s sales (from continuing operations) of $1.07 billion. Same location sales declined 0.5%, as soft market demand and the company’s decision to exit specific sales volume (with unacceptable profit margins) were largely offset by market share gains and price inflation. Increased sales from acquisitions were offset by sales reductions from divestitures.

Earnings from discontinued operations in the second quarter of 2008 were $.02 per share, and included approximately $.03 per share of non-operating charges. In the second quarter of 2007, earnings per share from discontinued operations were $.02.

CEO Comments

President and CEO David S. Haffner remarked, “Some of our investors have expressed concern about three different issues: weakness in many of the markets we serve, raw material cost inflation, and the likelihood of receiving the divestiture proceeds we anticipate. We have good news to report on all three fronts.

“Our U.S. bedding components business is enjoying market share gains due to several factors. First, bedding manufacturers are importing fewer innersprings, and instead increasing their use of domestically produced innersprings. Second, earlier this year we began producing innersprings for a strong regional bedding manufacturer that previously produced its own components. Finally, foam and air mattresses have lost market share recently as consumers back away from alternative bedding, because of its high cost, and move instead to better value innerspring bedding.

“Global steel costs have escalated dramatically since the start of the year; however, our vertically integrated position (i.e. melt furnace and rod mill) yields a significant competitive advantage in this market. To a very significant degree, we have successfully implemented price increases to recover the higher raw material costs; however, we typically experience a lag with the timing of the recovery. As costs potentially plateau later this year, and our price increases catch up with the cost increases, we should see enhanced profitability during the second half of the year.

“The divestitures we announced last fall are progressing, and we are committed to selling or liquidating all seven of the operations we have previously identified. As disclosed yesterday, the sale of the Aluminum Products segment closed (for $300 million in cash, a $25 million subordinated note, and shares of preferred stock), and yielded 75% of the total after-tax cash proceeds we originally anticipated (back in November) for all seven targeted business units collectively. We are in discussions with potential buyers for the six remaining (smaller) business units, and anticipate the successful disposition of all six during 2008.

“In contrast to these positive developments, second quarter results for the Commercial segment are disappointing. The Store Fixtures business unit is working diligently to meet our required expectations for improved performance, in spite of extremely difficult market conditions and retailers’ hesitancy to make capital investments in this environment. We are aiming for returns in this business unit of at least cost of capital levels by the fourth quarter of 2008. Third quarter is the seasonally strongest quarter for this unit, and will be critical in our evaluation of progress toward the return target.

“Despite external economic challenges, we feel very comfortable with our strategic direction and the initiatives we unveiled last November. We are absolutely committed to the continued execution of our plan, and believe our actions will reestablish Leggett as a more profitable company. Our goal is to consistently generate total shareholder return of 12-15% per year, on average.”

Dividends and Stock Repurchases

Leggett declared a second quarter dividend of $.25 per share (paid on July 15), representing a 39% increase over last year’s second quarter dividend of $.18 per share. The current dividend yield is approximately 6.3% (based on a $16 stock price). This year marks the company’s 37th consecutive annual dividend increase at an average compound growth rate of over 14%.

During the quarter the company bought 2.7 million shares of its stock at an average price of just under $18 per share. So far, the company has purchased 6.9 million shares under its annual 10 million share repurchase authorization. As a reminder, Leggett’s Board has authorized the purchase of an additional 20 million shares with proceeds from the divestitures.

2008 Outlook: $1.00 to $1.30 EPS

Expected earnings per share (from continuing operations) for the full year 2008 remain unchanged at $1.00-$1.30, even though guidance now incorporates higher restructuring-related costs (of approximately $.10, versus the prior estimate of $.05). Guidance does not include earnings from discontinued operations, possible gains or losses from future divestitures, nor additional stock repurchases the company expects to make with divestiture proceeds.

Per share earnings (from continuing operations) for the first half of 2008 were $.48, and included $.02 of restructuring costs; thus, guidance for the second half of the year is $.52-$.82, and anticipates approximately $.08 of restructuring costs. The company’s forecast for the latter half of the year anticipates: i) continued weak market demand overall, ii) ongoing market share gains in bedding components, iii) earnings improvement as the company’s price increases catch up with escalating steel costs, and iv) production and sale of steel billets as the company utilizes part of the Sterling mill’s excess melt capacity.

Sales (from continuing operations) are projected to be approximately $4.3 billion, or about 2% higher than in 2007. This increase reflects steel-related price inflation, the deliberate elimination of approximately $100 million of unprofitable revenue from the company’s Store Fixtures business, and minimal acquisition revenue.

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SEGMENT RESULTS – Second Quarter 2008 (versus 2Q 2007)

Residential Furnishings – Total sales from continuing operations decreased $8 million, or 1%. No acquisitions were completed during the past 12 months. Improved market share and inflation-related price increases largely offset the weak market demand experienced in many parts of the segment. EBIT (earnings before interest and income taxes) from continuing operations increased $6 million, primarily due to market share gains and operating improvements.

Commercial Fixturing & Components – Total sales from continuing operations decreased $34 million, or 16%, due to reduced spending by retailers and the company’s decision to eliminate revenue with unacceptable profit margins. EBIT from continuing operations declined $6 million, largely due to the sales decrease.

Industrial Materials – Total sales increased $51 million, or 26%, as a result of the pass through of higher steel costs, increased sales of steel billets, and greater demand for wire (by our U.S. bedding operations). EBIT increased $10 million due to higher sales and operating improvements.

Specialized Products – Total sales from continuing operations increased $1 million. Continued sales growth in the European and Asian automotive markets was offset in the quarter by lower volume from North American automotive markets and the fleet portion of Commercial Vehicle Products. EBIT from continuing operations declined $3 million due to higher steel costs and lower sales in certain markets.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on July 18. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (303) 262-2053; there is no passcode. Third quarter results will be released after the market closes on Thursday, October 16, 2008, with a conference call the next morning.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 125-year-old firm’s continuing operations are composed of 21 business units, 24,000 employee-partners, and more than 250 facilities located in 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) drawn steel wire; e) automotive seat support and lumbar systems; f) carpet underlay; g) adjustable beds; and h) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT	Page 4 of 5			July 17, 2008
RESULTS OF OPERATIONS	SECOND QUARTER			YEAR TO DATE
(In millions, except per share data)	2008	2007	Change	2008	2007	Change

Net sales (from continuing operations)	$1,063.1	$1,070.5	(0.7%)	$2,061.4	$2,118.1	(2.7%)
Cost of goods sold	866.7	863.5		1,687.9	1,714.6

Gross profit	196.4	207.0		373.5	403.5
Selling & administrative expenses	107.6	113.4	(5%)	211.5	213.8	(1.1%)
Amortization	6.3	6.4		12.3	11.3
Other expense (income), net	1.8	0.4		(0.1)	(0.2)

Earnings before interest and taxes	80.7	86.8	(7%)	149.8	178.6	(16.1%)
Interest expense	13.1	14.2		26.4	27.9
Interest income	2.1	1.7		4.4	3.6

Earnings before income taxes	69.7	74.3		127.8	154.3
Income taxes	26.2	18.0		45.1	41.6

Net earnings from continuing operations	43.5	56.3		82.7	112.7
Discontinued operations, net of tax [1]	2.8	3.7		7.0	23.0

Net earnings	$46.3	$60.0	(23%)	$89.7	$135.7	(33.9%)

Earnings per diluted share
From continuing operations	$0.25	$0.31		$0.48	$0.62
From discontinued operations	$0.02	$0.02		$0.04	$0.12
Net earnings per diluted share	$0.27	$0.33	(18%)	$0.52	$0.74	(29.7%)
Shares outstanding
Common stock (at end of period)	164.3	174.7		164.3	174.7
Basic (average for period)	171.3	181.9		172.2	182.5
Diluted (average for period)	171.5	182.6		172.3	183.2
CASH FLOW	SECOND QUARTER			2008
(In millions)	2008	2007	Change	2008	2007	Change

Net earnings	$46.3	$60.0		$89.7	$135.7
Depreciation and amortization	36.2	46.7		71.2	90.2
Working capital decrease (increase)	(42.2)	(17.3)		(86.9)	26.3
Asset Impairment	5.7	2.2		5.8	2.3
Other operating activity	27.4	1.1		46.7	(13.2)

Net Cash from Operating Activity	$73.4	$92.7	(21%)	$126.5	$241.3	(48%)
Additions to PP&E	(31.6)	(26.9)	17%	(64.8)	(71.1)	(9%)
Purchase of companies, net of cash	(0.5)	(1.1)		(1.1)	(83.7)
Dividends paid	(42.5)	(30.6)		(85.7)	(61.5)
Repurchase of common stock, net	(49.1)	(48.5)		(110.9)	(84.5)
Additions (payments) to debt, net	66.0	(66.7)		122.1	(3.2)
Other	(0.7)	14.7		11.6	99.0

Increase (Decr.) in Cash & Equiv.	$15.0	$(66.4)		$(2.3)	$36.3

EBITDA[2]	$129.0	$141.5	(9%)	$240.7	$311.7	(23%)

FINANCIAL POSITION[3]	June 30
(In millions)	2008	2007	Change

Cash and equivalents	$203.1	$168.2
Receivables	683.6	848.2
Inventories	669.2	811.8
Held for sale	309.1	0.0
Other current assets	100.9	96.5

Total current assets	1,965.9	1,924.7	2%
Net fixed assets	739.6	962.9
Held for sale	256.2	0.0
Goodwill and other assets	1,256.9	1,490.8

TOTAL ASSETS	$4,218.6	$4,378.4	(4%)

Trade accounts payable	$278.8	$290.4
Current debt maturities	11.4	82.8
Held for sale	66.2	0.0
Other current liabilities	389.0	386.5

Total current liabilities	745.4	759.7	(2%)
Long term debt	1,227.9	1,054.8	16%
Deferred taxes and other liabilities	164.4	174.4
Held for sale	0.3	0.0
Shareholders’ equity	2,080.6	2,389.5	(13%)

Total capitalization	3,473.2	3,618.7

TOTAL LIABILITIES & EQUITY	$4,218.6	$4,378.4

Net Debt to Net Capital[4]	31.6%	27.4%
Return on Equity[5]	(2.6%)	12.3%

[1]

Discontinued operations include: Aluminum Products; Prime Foam, Fibers, Wood Products, Coated Fabrics (formerly in Residential Furnishings); Storage Products, Plastics (formerly in Commercial Fixturing & Components); and the dealer portion of Commercial Vehicle Products (formerly in Specialized Products).

[2]	Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments. Includes discontinued operations.
[3]	In the 2008 balance sheet, amounts related to the planned divestitures are reflected on the lines captioned “Held for sale.” The 2007 balance sheet does not reflect comparable adjustments.
[4]

Net Debt = Long Term Debt + Current Debt Maturities – Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities – Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.

[5]	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders’ Equity averaged for start and end of the twelve months.

LEGGETT & PLATT	Page 5 of 5			July 17, 2008
SEGMENT RESULTS[1]	SECOND QUARTER			YEAR TO DATE
(In millions)	2008	2007	Change	2008	2007	Change

External Sales
Residential Furnishings	$551.9	$561.5	(1.7%)	$1,070.2	$1,145.0	(6.5%)
Commercial Fixturing & Components	179.2	211.4	(15.2%)	366.5	402.4	(8.9%)
Industrial Materials	169.7	131.4	29.1%	309.6	252.4	22.7%
Specialized Products	162.3	166.2	(2.3%)	315.1	318.3	(1.0%)

Total	$1,063.1	$1,070.5	(0.7%)	$2,061.4	$2,118.1	(2.7%)

Inter-Segment Sales
Residential Furnishings	$5.9	$3.9		$10.1	$8.4
Commercial Fixturing & Components	4.8	6.3		9.5	10.1
Industrial Materials	77.6	64.7		150.2	134.8
Specialized Products	17.2	11.9		33.3	22.6

Total	$105.5	$86.8		$203.1	$175.9

Total Sales
Residential Furnishings	$557.8	$565.4	(1.3%)	$1,080.3	$1,153.4	(6.3%)
Commercial Fixturing & Components	184.0	217.7	(15.5%)	376.0	412.5	(8.8%)
Industrial Materials	247.3	196.1	26.1%	459.8	387.2	18.8%
Specialized Products	179.5	178.1	0.8%	348.4	340.9	2.2%

Total	$1,168.6	$1,157.3	1.0%	$2,264.5	$2,294.0	(1.3%)

EBIT
Residential Furnishings	$48.6	$42.3	15%	$85.9	$98.7	(13%)
Commercial Fixturing & Components	8.6	14.7	(41%)	16.3	22.6	(28%)
Industrial Materials	23.2	13.4	73%	41.7	26.5	57%
Specialized Products	14.4	17.4	(17%)	28.3	31.7	(11%)
Intersegment eliminations	(2.6)	(1.8)		(7.3)	(2.5)
Change in LIFO reserve	(11.5)	0.8		(15.1)	1.6

Total	$80.7	$86.8	(7%)	$149.8	$178.6	(16%)

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Furnishings	8.7%	7.5%	120	8.0%	8.6%	(60)
Commercial Fixturing & Components	4.7%	6.8%	(210)	4.3%	5.5%	(120)
Industrial Materials	9.4%	6.8%	260	9.1%	6.8%	230
Specialized Products	8.0%	9.8%	(180)	8.1%	9.3%	(120)

Overall from Continuing Operations	7.6%	8.1%	(50)	7.3%	8.4%	(110)

LAST SIX QUARTERS	2007				2008
Selected Figures (restated to exclude discontinued operations)	1Q	2Q	3Q	4Q	1Q	2Q
Trade Sales ($ million)	1,048	1,071	1,092	1,040	998	1,063
Sales Growth (vs. prior year)	0.0%	(0.7%)	(2.1%)	1.4%	(4.7%)	(0.7%)
EBIT ($ million)	91.8	86.8	105.1	(92.8)	69.1	80.7
EBIT Margin	8.8%	8.1%	9.6%	(8.9%)	6.9%	7.6%
Net Earnings—continuing operations ($ million)	56.4	56.3	64.1	(117.4)	39.2	43.5
Net Margin—continuing operations	5.4%	5.3%	5.9%	(11.3%)	3.9%	4.1%
EPS—continuing operations (diluted)	$0.31	$0.31	$0.36	($0.67)	$0.23	$0.25
EBITDA ($ million) [3]	170	142	153	93	112	129
Cash from Operations ($ million) [3]	149	93	194	178	53	73
Net Debt to Net Capital [3]	27%	27%	28%	28%	31%	32%
Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q
Residential Furnishings	(3.3%)	(6.6%)	(8.6%)	(7.1%)	(11.0%)	(1.2%)
Commercial Fixturing & Components	(5.4%)	(1.5%)	(3.2%)	(0.7%)	(3.8%)	(15.7%)
Industrial Materials	(5.0%)	(2.4%)	(3.5%)	(2.7%)	7.7%	26.6%
Specialized Products	9.3%	5.9%	11.2%	16.5%	0.7%	0.8%
Overall from Continuing Operations	(1.8%)	(3.0%)	(4.4%)	(1.0%)	(6.2%)	(0.5%)

[1]	Prior years' results have been restated to exclude discontinued operations.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	These lines include amounts related to discontinued operations. EBITDA excludes impairment charges.